Patrizio & Zhao, LLC

Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: 973-882-8810
Fax: 973-882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 2 to a Registration Statement on Form S-1 pertaining to the registration of 1,000,000 shares of common stock of Vecast, Inc., of our report dated April 25, 2011 with respect to the financial statements of Vecast, Inc. for the years ended December 31, 2010 and 2009. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

 /s/ Patrizio & Zhao, LLC

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
December 30, 2011